EXHIBIT 23.1

CONSENT OF KPMG LLP

The Board of Directors

Power Integrations, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-112135, 333-102676, 333-42194, 333-56381, 333-69871, 333-83083, 333-59564, and 333-86270) on Form S-8 of Power Integrations, Inc. of our report dated January 22, 2004, with respect to the consolidated balance sheets of Power Integrations, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2003, and the related financial statement schedule, which report appears in this December 31, 2003 annual report on Form 10-K of Power Integrations, Inc.

/s/ KPMG LLP

Mountain View, California

March 9, 2004